                                  EXHIBIT 99.1


   PRESS RELEASE, DATED MAY 25, 1999, REGARDING SEVERAL COMPANY DEVELOPMENTS

AT THE COMPANY
Dr. Richard C. Fuisz                                               www.fuisz.com
In the U.S.: (703) 995-2400            Investor Relations E-mail: info@fuisz.com

MAY 25, 1999

             FUISZ TECHNOLOGIES ANNOUNCES SEVERAL KEY DEVELOPMENTS

CHANTILLY, VIRGINIA, MAY 25, 1999 - Fuisz Technologies Ltd. (Nasdaq: FUSE) announced today several developments regarding the Company.

Fuisz President and Chief Executive Officer Kenneth W. McVey will be resigning his position immediately to spend time pursuing personal interests. Dr. Richard C. Fuisz, Fuisz's current Chairman of the Board of Directors, will serve as acting CEO. "We thank Ken very much for the services he has rendered to our shareholders", stated Dr. Richard Fuisz.

The Board of Directors plans to retain a major management consulting firm to assist management with reengineering the Company to help streamline and refocus its current activities and put in place the necessary management systems in order to optimize its proprietary product activities similar to its national launch of CalBurst(TM) by Pharmavite.

The Company is anticipating a loss for the second quarter of 1999.

In addition, Fredrik C. Schreuder has informed the Company that he will resign from the Board of Directors for personal reasons. The Company appreciates the time and expertise that Mr. Schreuder has provided over the many years that he has been associated with the Company.

Fuisz Technologies Ltd. is engaged in the development, manufacture, and commercialization of a wide variety of pharmaceutical and consumer healthcare products which utilize its proprietary CEFORM(TM), Shearform(TM), and other drug delivery technologies. Fuisz has research and manufacturing facilities in Virginia, USA as well as in Dublin and Clonmel, Ireland. In addition, Fuisz operates wholly-owned sales and marketing units in Germany, France, Ireland, Italy and the United Kingdom and a majority owned operation in Hungary - Clonmel Pharma Kft.

Safe Harbor Disclaimer Concerning Forward Looking Statements

Statements in this news release containing the words "expected", "could" and "will", among others, are forward-looking statements that involve risks and uncertainties that are subject to events outside of the Company's control. Actual results and developments in the future may vary materially from these statements. Factors that may cause these developments and the Company's results of operations and financial position to differ materially include, but are not limited to, dependence on collaborative partners, capital requirements, risk of manufacturing scale-up, product commercialization including delays of introductions of new products or enhancements, size and timing of individual orders, rapid technological changes, acquisitions of marketing and sales distribution organizations, market acceptance of new products, regulatory approvals, and future competition. These and other factors are more fully discussed in the Company's Form 10-K in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PLEASE NOTE: Fuisz press releases and other corporate information are available through the Company's Investor Information line (703) 995-2430, by visiting Fuisz's corporate Web site at www.fuisz.com, or via fax-on-demand by dialing 1-800-758-5804 ext. 126517 (a service provided by PR Newswire)

                                    #  #  #